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                                                                   EXHIBIT (d.4)

                                  iShares Trust
                      Master Advisory Fee Waiver Agreement

     This MASTER ADVISORY FEE WAIVER AGREEMENT (this "Agreement") is made effective as of the 17th day of June, 2009, by and between Barclays Global Fund Advisors (the "Adviser") and iShares Trust (the "Trust"), on behalf of each of its series from time to time set forth in Schedule A attached hereto (each, a "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company, and is organized as a statutory trust under the laws of the State of Delaware, and each Fund is a series of the Trust;

     WHEREAS, the Adviser and the Trust, on behalf of each Fund, are parties to investment advisory agreements (the "Advisory Agreements"), pursuant to which the Adviser provides investment advisory services to each Fund in consideration of compensation based on the value of the average daily net assets of such Fund (the "Advisory Fee"); and

     WHEREAS, the Adviser has determined that it is appropriate and in the best interests of each Fund and its interestholders to waive part of each Fund's Advisory Fee as set forth in Schedule A attached hereto (the "Fee Waiver"). The Trust, on behalf of each Fund, and the Adviser, therefore, have entered into this Agreement in order to effect the Fee Waiver for each Fund at the level specified in Schedule A attached hereto on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Contractual Fee Waiver. During the Term (as defined in Section 3 below), the Adviser shall waive a portion of its Advisory Fee with respect to each Fund as set forth in Schedule A attached hereto.

2. Voluntary Fee Waiver/Expense Reimbursement. Nothing herein shall preclude the Adviser from either voluntarily waiving Advisory Fees it is entitled to from any series of the Trust or voluntarily reimbursing expenses of any series of the Trust, including the Funds set forth in Schedule A, as the Adviser, in its discretion, deems reasonable or appropriate. Any such voluntary waiver or voluntary expense reimbursement may be modified or terminated by the Adviser, as applicable, at any time in its sole and absolute discretion without the approval of the Trust's Board of Trustees.

3. Term; Termination.

     3.1 Term. The term ("Term") of the Fee Waiver with respect to a Fund shall begin on the date hereof (or the date on which a Fund is added to Schedule A, if later) and end with respect to a Fund after the close of business on the date indicated on Schedule A (or such other date as

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agreed to in writing between the Adviser and the Trust with respect to a Fund)
unless the Fee Waiver is earlier terminated in accordance with Section 3.2. The Term of the Fee Waiver with respect to a Fund may be continued from year to year thereafter provided that each such continuance is specifically approved by the Adviser and the Trust with respect to such Fund (including with respect to the Trust, a majority of the Trustees of the Trust who are not "interested persons," as defined in the 1940 Act, of the Adviser). Neither the Adviser nor the Trust shall be obligated to extend the Fee Waiver with respect to any Fund.

     3.2 Termination. The Fee Waiver with respect to a Fund shall terminate upon a writing duly executed by the Adviser and the Trust either affirmatively terminating the Fee Waiver with respect to such Fund or removing such Fund from Schedule A.

4. Miscellaneous.

     4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

     4.3 Entire Agreement. This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Funds covered by this Agreement.

     4.4 Limitation of Liability. The obligations and expenses incurred, contracted for or otherwise existing with respect to a Fund shall be enforced against the assets of such Fund or applicable class thereof and not against the assets of any other class or any other Fund or series of the Trust.

     4.5 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the computations of average daily net assets or of any Advisory Fee, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the relevant Advisory Agreement between the Adviser and the Trust or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act, as applicable, and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such Court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise the provisions of this Agreement will be interpreted in accordance with the substantive laws of the State of New York.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the day and year first above written.

                                    iShares Trust on behalf of each FUND


                                    By: /s/ Michael A. Latham
                                        ----------------------------------------
                                        Michael A. Latham

                                    Title: President and Chief Executive Officer


                                    BARCLAYS GLOBAL FUND ADVISORS


                                    By: /s/ Lee T. Kranefuss
                                        ----------------------------------------
                                        Lee T. Kranefuss

                                    Title: Managing Director


                                    By: /s/ Michael A. Latham
                                        ----------------------------------------
                                        Michael A. Latham

                                    Title: Managing Director

            [Signature page to Master Advisory Fee Waiver Agreement]

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